EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statements on Form S-4 of our reports dated February 16, 2007, with respect to the consolidated statements of financial condition of Business First National Bank and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” included in this registration statement.

/s/Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
August 16, 2007